Exhibit 99.1

Paul J. Tufano Elected to Teradyne Board

BOSTON – (BUSINESS WIRE) – March 29, 2005 – Teradyne (NYSE:TER) today announced the election of Paul J. Tufano to its Board of Directors, effective immediately. Mr. Tufano most recently served as the President, CEO and member of the Board of Directors for Maxtor Corporation. He left Maxtor in November 2004, after an eight year career with the company. Maxtor is an industry-leading provider of hard disk drives for a variety of applications, including desktop computers, servers, near-line storage systems and consumer electronics.

Prior to Maxtor, Mr. Tufano held a series of financial and general management positions at IBM. He holds a degree in Economics from St. John’s University and an MBA from Columbia University.

“I’m very pleased by the addition of Paul Tufano to our Board of Directors,” said George Chamillard, Teradyne’s Chairman of the Board. “His broad experience in global technology end markets will be very helpful as we address our future growth opportunities.”

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment, and interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2004, Teradyne had sales of $1.8 billion, and currently employs about 5,900 people worldwide. For more information, visit www.teradyne.com. Teradyne(R) is a registered trademark of Teradyne, Inc. in the US and other countries.

Contact:

Teradyne, Inc.

Tom Newman, 617-422-2425

V.P., Corporate Relations